Exhibit 10.4

STEWART INFORMATION SERVICES CORPORATION
RESTRICTED PERFORMANCE UNIT AGREEMENT (TSR)

THIS RESTRICTED PERFORMANCE UNIT AGREEMENT (the “Award Agreement”) is hereby granted as of February 8, 2018 (the “Grant Date”) by Stewart Information Services Corporation, a Delaware corporation (the “Company”), to [______] (the “Participant”) pursuant to the Stewart Information Services Corporation 2014 Long Term Incentive Plan (the “Plan”), and subject to the terms and conditions set forth therein and as set out in this Award Agreement. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan or as set forth herein.

By action of the Committee, and subject to the terms of the Plan, the Participant is hereby granted a Restricted Performance Units as described in Article IX of the Plan, subject to the terms of the Plan and to the provisions set forth in this Award Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Agreement, the Company and the Participant agree as follows:

1.           Grant. The Company grants to the Participant, upon the terms and conditions set forth in this Award Agreement and as set forth in the Plan [______] Restricted Performance Units (the “Units”), representing a contractual right of the Participant potentially to receive shares of Common Stock (“Shares”), with the number of Shares to be delivered at settlement, if any, being determined by reference to the number of Units that are deemed vested and to be settled provided all of the conditions for settlement of the Units have been satisfied and subject to the terms and conditions of the Plan and this Award Agreement.

2.           Vesting and Forfeiture.

(a)          Except as otherwise expressly provide herein, any Units that are not vested as of the date of the Participant’s termination of employment for any reason shall be automatically forfeited without any further action required to be taken by the Participant or the Company. Except as otherwise provided herein or at the discretion of the Committee, the Units are not deemed vested until after the results for the Performance Period have been determined and settlement of the Units by the delivery of Shares has occurred. As a consequence, in general the Participant shall forfeit all rights with respect to the Units if the Participant’s employment with the Company terminates prior to the date the Units are settled.

(b)          The number of Units that are treated as vested shall be determined after the end of the Performance Period, as specified in Exhibit A, attached hereto, based on the achievement of the performance criteria, also set forth in Exhibit A, and subject in all regards to such other discretion by action of the Committee as permitted under the terms of the Plan.

(c)          Notwithstanding any other provision of this Award Agreement, in the event there is a Change of Control while the Participant remains employed with the Company, or in the event the Participant is terminated in connection with a Change in Control, the Participant shall be vested in the number of Units set forth in Section 1 as of the date of the Participant’s termination of employment.

(d)          Waiver of Continued Employment Requirement. The general requirement that the Participant be continuously employed through the date the Units are settled (the “Employment Requirement”) shall be waived to the extent provided in this Section 2(d), subject, however, in all regards, to the Committee’s discretionary authority as provided under the Plan. Specifically, the Employment Requirement shall not be applicable in the following circumstances (“Special Circumstances”):

(i)          The Participant’s termination of employment under circumstances where the Participant is eligible for benefits under the Company’s Executive Voluntary Retirement Plan;

(ii)         Termination of the Participant’s employment due to Executive’s death;

(iii)        Termination of the Participant’s employment due to Executive’s Disability;

(iv)        Termination of the Participant’s employment by the Company without Cause; or

(v)         Termination of the Participant’s employment by the Participant for Good Reason (but only in circumstances where the Participant’s employment agreement provides for severance pay benefits on a resignation for Good Reason.

In order for the Participant receive any Shares with respect to Unit following the occurrence of any of the above Special Circumstances, the Participant must execute and not, thereafter, revoke, a full release of all claims that Executive may have against the Company, its Subsidiaries and affiliates, and all of their respective officers, employees, directors, and agents, and that shall include the Participant’s agreement not to disparage the Company and not to divulge any of the Company’s confidential information, in a form acceptable to the Company in a form satisfactory to the Committee (the “Release”)

(a)          Calculation of Special Pro-Rata Vesting. If the Participant is eligible for special pro-rata vesting under Section 2(d), vesting shall be calculated as follows:

(i)          Special Pro-rata Vesting shall be based on the number of full, completed calendar months worked by Executive during the applicable incentive period (as set forth in the applicable LTI Award). The calculation of Special Pro-Rata Vesting shall be determined as a percent of the total possible vested award that would have been vested to Executive had Executive remained employed during the entire incentive period, measured in whole calendar months, multiplied by a fraction whose numerator is the percentage of the number of calendar months of completed employment during the entire incentive period plus 100% and whose denominator is two.

(ii)         By way of hypothetical example only: if Executive shall experience a Special Vesting Termination Event during the 24th month of a 36-month incentive program, Executive would receive 81.94% of the applicable LTI Award. The formula for calculating Special Pro-Rata Vesting based on the foregoing hypothetical is as follows:

(23 ÷ 36) = 63.88% + 100% = 163.88% = 81.94%

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(iii)        The time of payment of LTI Awards subject to Special Pro-Rata Vesting shall occur as provided in the applicable LTI Awards.

(b)          Notwithstanding anything herein to the contrary, in the event the Participant is terminated for Cause, the Participant’s rights to any payments otherwise due under this Award Agreement are forfeited in their entirety.

3.           Status of Units. The Units subject to this Award Agreement are not intended to constitute property for purposes of Section 83 of the Code. The Units represent a right to receive a payment, in the form Shares, at the time the Units are settled.

4.           Time of Payment/Settlement. In all cases, Units that are vested and settled under the terms of this Award Agreement shall be settled as soon as practicable following the determination of the extent to which the performance criteria have been attained, and, in all events, during the calendar year following the end of the Performance Period. In addition, in the event any dividends are paid to shareholders during the Performance Period or thereafter prior to the settlement of the Units, the Participant shall be entitled to a payment equal to the amount that would have been paid as dividends to the Participant had the Participant held the Shares actually delivered to the Participant throughout that period (“Dividend Equivalents”). The Committee shall have the right to determine whether the Dividend Equivalents shall be paid in cash or in the form of a distribution of additional shares of Common Stock having the same value and to determine whether to deem such dividends to have been reinvested in shares at the time the dividends were paid.

5.           Employment. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to be continued as an employee of the Company or interfere in any way with the right of the Company to remove the Grantee as an employee at any time for any cause.

6.           Binding Effect. This Award Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, but except as provided above, the Units subject to this Award Agreement shall not be assigned or otherwise disposed of by the Participant.

7.           The Plan. This Award Agreement is subject to the terms and conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.

IN WITNESS WHEREOF, this Award Agreement has been executed on this 22nd day of February 2018.

STEWART INFORMATION SERVICES CORPORATION

By:
Its Chief Executive Officer

ACKNOWLEDGED

By:
PARTICIPANT

Exhibit A

The performance metric for these Units is the relative percentile ranking of total shareholder return ("TSR") as compared to the Board-approved Custom Real Estate Index (“Comparative Group”).

Set forth below is the table of performance targets and percentage of Units that may become vested and payable under the terms of the Performance Award Agreement. The number of vested and payable Units will range from 0 to 225% of the stated number of Units set out in Section 1 of the Award Agreement.

Threshold and Maximum opportunity to incentivize performance will be associated with varying levels of relative performance. Targeted performance is achieved when Company TSR is at the 50th percentile of the Comparative Group. Threshold performance is set at the 40th percentile. In the event performance is below the 40th percentile, the associated payout is equal to zero. Maximum Payout is achieved when performance is at the 80th percentile of the Comparative Group.

	TSR Percentile Ranking Performance Achieved	Payout as % of Target Number of Units
Maximum	80th	225%
Target	50th	100%
Threshold	40th	25%
Below Threshold	<40th	0%

Payout percentages will be interpolated for performance achievement between threshold, target, and maximum.

The Performance Period is the period from January 1, 2018 through December 31, 2020.

The following sets forth the definition of specific terms and calculations

Term/Calculation	Definition
Average Shares Outstanding	Average Shares Outstanding is the number of shares at the end of the Baseline Period, plus the shares at the end of the Performance Period, divided by two.
Company	The Company is Stewart Information Services Corporation and its subsidiaries.
Cumulative Dividends Per Share	Cumulative Dividends Per Share is the aggregate cash dividend paid during the Performance Period as reported in the 10K.
Maximum Performance Level	The level of performance that results in Maximum Payout for a metric.

Term/Calculation	Definition
Maximum Payout	The Maximum Payout is the maximum number of shares that can be earned under the LTI Plan for each performance metric. It is calculated by multiplying the Target number of shares by an agreed upon percentage as indicated.
Performance Period	Performance Period is a three-year period beginning on January 1 of the initial award year and ending December 31 three years later. For example, the Performance Period for 2018-initiated awards is January 1, 2018 through December 31, 2020.
Target Performance Level	The expected level of performance, which results in a payout of 100% of Target number of shares.
Threshold Performance Level	The level of performance for a metric below which no shares will vest.
Total Shareholder Return (TSR)	Total Shareholder Return is calculated by taking the difference between the Company’s end of year price per share and the beginning of year price per share and adding the Company dividend per share. Next, divide that sum by the Company’s beginning of year price per share.
Total Shareholder Return (TSR) Ranking	Total Shareholder Return Ranking is determined by calculating the Company’s percentile ranking for Total Shareholder Return relative to the Comparative Group.

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